Exhibit 10.71
Agreement of Indemnification
Dated November 16, 2010
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Agreement
(Pactiv — United States)

THIS AGREEMENT is made on November 16, 2010
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”):
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	On November 16, 2010 the Reynolds Packaging group of companies (the “Reynolds Group”) acquired the Pactiv group of companies (the “Pactiv Group”) through the merger of Reynolds Acquisition Corporation (an indirect subsidiary of RGHL) and Pactiv Corporation, with Pactiv Corporation as the surviving entity (the “Acquisition”).

B.	As part of the Acquisition, certain members of the Pactiv Group, including the U.S. Obligors (as defined below), will, among other things, be required to guarantee and/or provide security (as relevant) for the existing financing arrangements of the Reynolds Group, including, without limitation, the financing arrangements put in place in order to fund the Acquisition, (the “Existing Financing Arrangements”).

C.	Each U.S. Obligor will be required to fully participate in the Existing Financing Arrangements, including, without limitation, by the following:
1.	provision of a guarantee in respect of the senior secured notes co-issued in an amount of US$1,125 million due 2016 and €450 million due 2016 (the “2009 Notes”) by accession to the indenture dated November 5, 2009 under which the 2009 Notes were issued (as amended, extended, restated or otherwise modified, the “2009 Indenture”);

2.	accession to the registration rights agreement in respect of the 2009 Notes dated November 5, 2009 (as amended, extended, restated or otherwise modified, the “2009 Registration Rights Agreement”);

3.	provision of a guarantee in respect of the senior unsecured notes co-issued in an amount of US$1,000,000,000 due 2018 (the “May 2010 Unsecured Notes”) by accession to the indenture dated May 4, 2010 under which the May 2010 Unsecured Notes were issued (as amended, extended, restated or otherwise modified, the “May 2010 Unsecured Notes Indenture”);

4.	accession to registration rights agreement in respect of the May 2010 Unsecured Notes dated May 4, 2010 (as amended, extended, restated or otherwise modified, the “May 2010 Unsecured Notes Registration Rights Agreement”);

5.	provision of a guarantee in respect of the senior secured notes co-issued in an amount of US $1,500,000,000 due 2019 (the “October 2010 Secured Notes”) by accession to the indenture dated October 15, 2010 under which the October 2010 Secured Notes were issued (as amended, extended, restated or otherwise modified, the “October 2010 Secured Notes Indenture”);

6.	accession to the registration rights agreement in respect of the October 2010 Secured Notes dated October 15, 2010 (as amended, extended, restated or otherwise modified, the “October 2010 Secured Notes Registration Rights Agreement”);

7.	accession to the purchase agreement in respect of the October 2010 Secured Notes dated October 6, 2010 (the “October 2010 Secured Notes Purchase Agreement”);

8.	provision of a guarantee in respect of the senior unsecured notes co-issued in an amount of US $1,500,000,000 due 2019 (the “October 2010 Unsecured Notes”) by accession to the indenture dated October 15,2010 under which the October 2010 Unsecured Notes were issued (as amended, extended, restated or otherwise modified, the “October 2010 Unsecured Notes Indenture”)

9.	accession to the registration rights agreement in respect of the October 2010 Unsecured Notes dated October 15, 2010 (as amended, extended,

restated or otherwise modified, the “October 2010 Unsecured Notes Registration Rights Agreement”);
10.	accession to the purchase agreement in respect of the October 2010 Unsecured Notes dated October 6, 2010 (the “October 2010 Unsecured Notes Purchase Agreement”);
11.	provision of a guarantee in respect of a US$4,725,000,000 and €330,000,000 multi-currency term and revolving senior secured credit agreement dated November 5, 2009, between, among others, RGHL, the borrowers listed therein and Credit Suisse AG (as subsequently amended, extended, restated or otherwise modified, the “Senior Secured Credit Facilities”):
12.	accession to the first lien intercreditor agreement dated November 5, 2009, between, among others, The Bank of New York Mellon as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto (as subsequently amended extended, restated or otherwise modified, the “FLICA”);
13.	accession to the intercreditor agreement dated May 11, 2007, as amended and restated by an amendment and restatement agreement date November 5, 2009 between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch as administrative agent, The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (and as further amended, extended, restated or otherwise modified, the “2007 ICA”);
14.	provision of a subordinated guarantee in respect of the senior indenture, dated June 29, 2007, in respect of the 8% Senior Notes (“2007 Senior Notes”) due 2016, initially issued in the aggregate principal amount of €480,000,000, between, among others, Beverage Packaging Holdings (Luxembourg) II S.A. (“BPII”), the Senior Note Guarantors (as defined therein), The Bank of New York Mellon as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited and Credit Suisse AG (as subsequently amended, extended, restated or otherwise modified, the “2007 Senior Notes Indenture”);
15.	provision of a subordinated guarantee in respect of the senior subordinated indenture, dated June 29, 2007, in respect of the 9½%

Senior Subordinated Notes due 2017 (“2007 Senior Subordinated Notes”), initially issued in the aggregate principal amount of €420,000,000, between, among others, BPII, the Senior Subordinated Note Guarantors (as defined therein), The Bank of New York Mellon as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited and Credit Suisse AG (as subsequently amended, extended, restated or otherwise modified, the “2007 Senior Subordinated Notes Indenture”) (the 2007 Senior Notes and the 2007 Senior Subordinated Notes are, together, the “2007 Notes”); and
16.	provision of security over certain assets of the U.S. Obligors to secure the obligations in respect of the Senior Secured Credit Facilities, the 2009 Notes and the October 2010 Secured Notes,
(collectively, the “Transactions”, and the documents relating to the Transactions are collectively the “Transaction Documents”).
D.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions as further described below.
It is the intention of RGHL that this document be executed as an agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.
THIS AGREEMENT WITNESSES as follows:
1.	Definitions

“Indemnitee” means each person listed in Part B of the Schedule to this Agreement; and

“U.S. Obligor” means each company listed in Part A of the Schedule to this Agreement.

2.	Indemnification

RGHL shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a U.S. Obligor in his or her capacity as a director or officer of that company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.
3.	Limitations on Indemnification

Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:
(a)	to the extent that such indemnification is not permitted by applicable laws; or
(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or
(c)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or
(d)	to the extent that payment has or will be made to the relevant Indemnitee by a U.S. Obligor or any affiliate of RGHL otherwise than pursuant to this Agreement; or
(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law;
(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant U.S. Obligor; or
(iii)	such indemnification is provided by the relevant U.S. Obligor, in its sole discretion, pursuant to the powers vested in the U.S. Obligor under applicable law.

4.	Indemnification Procedure
(a)	Each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement. To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee. Subject to clause 4(b) below, RGHL shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

(b)	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.
5.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Agreement shall be governed by and its provisions construed in accordance with New York law.

7.	Amendments

No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.

8.	Termination

This Agreement shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the later to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director of the relevant U.S. Obligor; and
(b)	the date on which all obligations of the relevant U.S. Obligor of which that Indemnitee is a director or officer (as relevant) in respect of the Transaction Documents are expired, terminated or released.

     IN WITNESS of which this Agreement has been executed and has been delivered on the date stated at the beginning of this Agreement for the benefit and in favour of each Indemnitee.
Reynolds Group Holdings Limited

/s/ Graeme Hart
Name:	Graeme Hart
Position: Director

/s/ Frances Ramsay
Signature of witness

SECRETARY
Occupation

AUCKLAND
City of Residence

Schedule
Part A
U.S. Obligor
•	Pactiv Corporation

•	Pactiv Factoring LLC

•	Pactiv RSA LLC

•	Pactiv Retirement Administration LLC

•	Pactiv Germany Holdings Inc.

•	Pactiv International Holdings Inc.

•	Pactiv Management Company LLC

•	PCA West Inc.

•	Prairie Packaging Inc.

•	PWP Holdings Inc.

•	PWP Industries Inc.

•	Newspring Industrial Corporation

Part B
List of Indemnitees
•	Gregory Alan Cole

•	Allen Philip Hugli

•	Helen Dorothy Golding

•	Thomas James Degnan

•	Mark Joseph Dunkley

•	Any other officer of the U.S. Obligors